EXHIBIT 99.1

Press Release Dated, January 5, 2012

Geron Corporation Appoints Graham Cooper as Chief Financial Officer

MENLO PARK, Calif., January 5, 2012 - Geron Corporation (Nasdaq: GERN) today announced the appointment of Graham Cooper as Executive Vice President, Finance and Business Development, and Chief Financial Officer. Mr. Cooper will provide direction for all financial matters for Geron and be responsible for new business opportunities and investor relations for the Company.

“Graham is a senior biotechnology executive with an excellent track record of accomplishment on Wall Street and as the Chief Financial Officer of a publicly traded company,” said John A. Scarlett, M.D., Geron’s President and Chief Executive Officer. “We look forward to taking advantage of his operational expertise and strategic input as Geron begins a critical year in the development of our oncology franchise, including our two novel, first-in-class, clinical-stage products, imetelstat and GRN1005.”

“I am pleased to be joining Geron at this important time in the Company’s history,” said Mr. Cooper. “With the recent change in strategic focus and the promise of its two oncology programs, I believe the Company is poised to create tremendous value for shareholders. I am joining an outstanding team that I have great confidence will move these programs forward effectively.”

From 2006 until 2011, Mr. Cooper served as Senior Vice President, Chief Financial Officer and Treasurer of Orexigen Therapeutics. He was instrumental in growing Orexigen from a venture-backed startup into a sizeable public company, completing a large Phase 3 obesity program and filing an NDA with the FDA. Previously, Mr. Cooper held the position of Director, Health Care Investment Banking, at Deutsche Bank Securities, where for over eight years he was responsible for executing and managing a wide variety of financing and merger and acquisition transactions in the life sciences field. Mr. Cooper has earned a C.P.A. and holds a B.A. in Economics from the University of California at Berkeley and an M.B.A. from the Stanford Graduate School of Business.

About Geron

Geron is a biopharmaceutical company developing first-in-class cancer therapeutics. Imetelstat, the company’s lead telomerase inhibitor, is currently being evaluated in four Phase 2 clinical oncology studies for the following indications: non-small cell lung cancer, breast cancer, essential thrombocythemia and multiple myeloma. GRN1005, an LRP-directed peptide-drug conjugate, is being evaluated in two Phase 2 clinical trials, one for brain metastases arising from non-small cell lung cancer and the other for brain metastases arising from breast cancer. For more information about the Company, visit www.geron.com.

CONTACT:

Anna Krassowska, Ph.D., Investor and Media Relations, 650-473-7765, info@geron.com

###